                                                                   EXHIBIT 23.1

                         CONSENT OF ERNST & YOUNG LLP

  We consent to the reference to our firm under the caption "Experts" in the Prospectus of Public Storage, Inc. (included in the Registration Statement on Form S-3 (No. 333-_____) and the Registration Statement on Form S-3 (No. 333-41123)) for the registration of shares of its common stock, its preferred stock, its equity stock, its depositary shares and warrants for the purchase of its common stock, preferred stock and equity stock and to the incorporation by reference therein of our report dated February 10, 1999, except for Note 10, as to which the date is March 10, 1999, with respect to the consolidated financial statements and schedule of Public Storage, Inc. in its Annual Report on Form 10-K for the year ended December 31, 1998.

                                          /s/ Ernst & Young LLP

Los Angeles, California
June 18, 1999